UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 25, 2004

Entrada Networks, Inc.
(Exact name of registrant as specified in its charter)

000-26952
(Commission File Number)

DELAWARE                        33-0676350
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

12 Morgan, Irvine, California 92618
(Address of principal executive offices, with zip code)

(949) 588-2070
(Registrant's telephone number, including area code)

ITEM 5. Other Events.

On May 17, 2004,  we announced that we had executed agreements to receive $2.3 million in equity financing.

As part of this equity financing, SBI Brightline IV, LLC, an affiliate of SBI USA, LLC has agreed to purchase as lead investor 6,000,000 shares of our common stock for $1,575,000. In addition, Trilogy Investment Fund I, LLC has also agreed to purchase 3,000,000 shares of our common stock for $712,500.

Exhibit 4.11 is the stock purchase agreement for Trilogy Investment Fund I, LLC .

Exhibit 4.12 is the stock purchase agreement for SBI Brightline IV, LLC.

ITEM 7. Financial Statements and Exhibits.

        (a)   Not applicable

      (b)   Not applicable

      (c)   Exhibits

Exhibit No.	Description
4.11	Stock Purchase Agreement Dated May 14, 2004 with Trilogy Investment Fund I, LLC
4.12	Stock Purchase Agreement dated May 14, 2004 SBI Brightline IV, LLC

About Entrada Networks

    Entrada Networks, through its operating subsidiaries, is focused on developing and marketing products and solutions in the storage networking and network connectivity industries. Torrey Pines Networks specializes in the design & development of storage and metropolitan area networks transport product line, named Silverline™, designed to interconnect geographically separate data centers, post production facilities of film studios, or aggregate different types of data or video traffic of university campuses or fiber to home of Cable operators or companies with significant price/feature advantage. Over just one strand of dark fiber in a metropolitan area and up to over 100 km, our products provide 4:1 bi-directional capacity increase at wire speed and at a significantly lower price. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. Entrada Networks is headquartered in Irvine, CA. www.entradanetworks.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRADA NETWORKS, INC.

Date: May 25, 2004

      /s/ Davinder Sethi
     Davinder Sethi, Ph.D.
     Chief Financial Officer
     Chief Accounting Officer